Exhibit 10.8

Unofficial English Translation

Plant Lease Agreement

Party A: Beijing Xinggu Investing Center

Party B: Beijing Agritech Fertilizer Limited

Through the friendly negotiation, both parties agree to sign this agreement in accordance with the terms as follows:

1.
Party A leases to Part B No. 8 plant located in Area M2-4, Xinggu Industrial Development Zone, Pinggu District. The coverage of the plant building is 4484.76 square meters, including 2353.62 square meters of the plant, 1367.14 square meters of the office and 764 square meters of the attached building. (The actual coverage shall be measured on site and verified by both parties.)

2.
The term of the lease is five years, starting from September 15, 2006 to September 15, 2011. (If Party A fails to deliver the plant to Party B on the agreed date, the start date of the term of the lease shall be the date of the actual delivery of the plant.) The rent shall be calculated according to the coverage of the plant building. In the event that the term of the lease is less than one year, the rent shall be calculated according to the average daily rent. Within three months prior to the expiration of the term, Party B is entitled to the first renewal right to the land and the building on such a land under the same terms and conditions of the agreement.

3.
The rent is RMB 140/ square meters annually. The total amount of the rent (the calculated rent) is RMB 627,900/ year, according to the friendly negotiation of both parties, the total amount of the rent (the actual rent) is RMB 600,000/ year. The rent shall be paid in two installations annually. Party B shall pay Party A RMB 300,000 of the first installation of the rent for the first year before September 15, 2006, and RMB 300,000 of the second installation shall be paid before March 15, 2007. Accordingly, the rest of the rent shall be paid on March 15 and September 15 annually, till the termination of the agreement.

4.
To accelerating the construction of Party B, Party A promises to provide Party B with a certain period for the equipment installation and adjustment; hence, before September 15, 2006, Party B may use the plant without paying the rent.

5.	Under the circumstance that Party B shall not alter the general landscape and function of the plant, with the prior consent of Party A, Party B may partially alter, expand and improve the plant.

6.	During the term of the lease, Party A assumes the rights and obligations as follows:
(1)
With respect to the plant hereof, Party A has legal right to for the rental, and shall not create any mortgage or pledge on the plant or sell the plant during the term of the lease, and guarantee to deliver the building and equipment to Party B.

(2)
Party A shall provide 50% of tax rebate in five years for the reason that the tax revenues of Party B reaches the district standard after Party B starts the production. After five years, the tax rebate to Party B shall be reassessed according to its contributions and policies at that time.

(3)
Party A shall provide Party B with assistance and solutions of all aspects with regard to its industrial and commercial registration, alteration of address and legal and administrative issues arising from the construction of the plant, the production and the operation.

(4)
Party A shall be responsible for the maintenance of the electric, water and heating systems under circumstance of the regular uses, and responsible for the relevant maintenance expenses. With respect to the maintenance of electric, water and heating systems under circumstance of the non-regular uses, Party A may still be responsible for the maintenance, provided that the maintenance expenses shall be assumed by Party B.

(5)	To prevent from affecting use of the plant hereof of Party B, Party A shall not alter the structure and usage of the adjacent buildings being leased to the third party.

7.	During the term of the lease, Party B assumes the rights and obligations as follows:
(1)	Party B shall contribute the capitals and import equipments in accordance with the laws and regulations related to foreign-invested enterprise.
(2)	Party B shall pay rents on time and prepare materials and fees for the procedures necessary for the construction.
(3)
In the event that Party B needs to install or use any equipment that will exceed the volume of water or electric meter (200KVA), Party A shall be responsible for applying for increasing the volumes to the competent department. The relevant expenses with regard to the volume increase shall be assumed by Party B.

(4)	Party B shall be permitted to build the boilers by itself, provided that the only boilers permitted to be built are oil-burning boiler and natural-gas boiler.
(5)
Party B shall conduct the construction and development in compliance with the relevant laws and regulations of the State, comply with the general plan of the Industrial Development Zone, abide by the management and coordination of Party A, and pay taxes in accordance with laws.

(6)	Any activities of the enterprise shall not damage interests of the State and the third party, otherwise Party B shall be responsible for the compensating the losses.
(7)
Party B warrants that the registration capital of the company will not be less than USD 2,000,000, the investment of tangible assets will not be less than RMB 10,000,000 in the second half of the year 2007, after starting the productions, the annual production value (the turnover) of the year 2007 will not be less than RMB 100,000,000, and the enterprise tax revenue shall not be less than RMB 5,000,000 at the end of the year 2007.

8.
On the start date of the lease, both parties shall inspect the building and equipments together, and sign and perform the plant delivery agreement. On the cancellation date of the lease, both parties shall inspect the building and equipments together, and sign and perform the plant return agreement.

9.
Either party shall perform its duties in accordance with this agreement. Any dispute arising from or in connection with this agreement or any unspecified matters shall be negotiated by both parties. In the event that both parties fail to reach an agreement, either party may submit the dispute to the Beijing Arbitration Commission.

10.
Any matter not specified in this agreement may be negotiated by both parties and sign a supplement to the agreement. The supplement and this agreement have the same legal effect and are equally binding to both parties.

11.	In the event that the natural disaster, the adjustment of the national policy and any other event of force majeure occur, both parties shall negotiate to reach an agreement.

12.	This agreement consists two original copies, Party A and Party B holds one respectively.

Party A
Beijing Xinggu Investing Center
/s/ Binglin Kang
Legal Representative:  Binglin Kang

July 13, 2006

Party B
Beijing Agritech Fertilizer Limited
/s/ Yu Chang
Legal Representative:  Yu Chang

July 13, 2006